As filed with the Securities and Exchange Commission on May 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eagle Nuclear Energy Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	41-3113978
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5470 Kietzke Lane, Suite 300 Reno, Nevada	89511
(Address of Principal Executive Offices)	(Zip Code)

Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan

(Full Title of the Plan)

Manavdeep Mukhija

Chief Executive Officer

5470 Kietzke Lane, Suite 300

Reno, NV 89511

(Name and Address of Agent for Service)

(775) 335-2029

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

E. Peter Strand

Nelson Mullins Riley & Scarborough LLP

901 15th Street NW, Suite 1200

Washington, DC 20005

Telephone: (202) 689-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) have been or will be sent or given to participants in the plan listed on the cover of this Registration Statement (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

•	The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act on April 24, 2026, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-294464), which contains the audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2026 filed with the SEC on April 15, 2026;

•	The Registrant’s Current Reports on Form 8-K filed with the SEC on March 2, 2026; and

•	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, as filed with the SEC on February 24, 2026, including any amendments or reports filed with the SEC for the purpose of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Eagle Nuclear Energy Corp. is a Nevada corporation (the “Registrant”). The Registrant has adopted amended and restated articles of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws”). The Charter and the Bylaws provide for indemnification of the Registrant’s officers and directors against liabilities that they may incur acting as an officer or director to the fullest extent not prohibited by Nevada law. A summary of the circumstances for which such indemnification is provided is set forth below, but this description is qualified in its entirety by reference to the Charter and the Bylaws and to the applicable provisions of the Nevada Revised Statutes (“NRS”).

Discretionary indemnification of officers and directors is covered by Section 78.7502 of the NRSI . Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (ii) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.751 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The Charter provides that subject to any provisions in the Bylaws related to indemnification of directors or officers of the Registrant, the Registrant shall indemnify, to the fullest extent permitted by applicable law (including, without limitation, NRS 78.7502 and 78.751), any director or officer of the Registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Registrant.

The Charter provides that the Registrant shall have the power to indemnify, to the extent permitted by the NRS, as it presently exists or may be amended from time to time, any employee or agent of the Registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.

The Bylaws provide that each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Registrant or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Registrant or while a director or an officer of the Registrant is or was serving at the request of the Registrant as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the NRS, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith, all on the terms and conditions set forth in the Bylaws; provided, however, that, except as otherwise required by law or provided in the Bylaws with respect to suits to enforce such rights, the Registrant shall indemnify any such indemnitee in connection with a proceeding, or part thereof, voluntarily initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) the Registrant in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Registrant’s board of directors (the “Board of Directors”) or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.

In addition to the right to indemnification conferred in the Bylaws, an indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by the Registrant the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Registrant of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses.

Notwithstanding the foregoing, the Registrant shall not make or continue to make advancements of expenses to an indemnitee if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that the indemnitee acted in bad faith or in a manner that the indemnitee did not reasonably believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board of Directors by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee.

To the extent that an indemnitee has been successful on the merits or otherwise in defense of any proceeding (or in defense of any claim, issue or matter therein), such indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification in such circumstance shall not be subject to satisfaction of a standard of conduct, and the Registrant may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced.

If a proper request for indemnification is not paid in full by the Registrant within 60 days, or if a proper request for an advancement of expenses is not paid in full by the Registrant within 20 days, after a written request has been received by the secretary of the Registrant, the indemnitee may at any time thereafter bring suit against the Registrant in a court of competent jurisdiction in the State of Nevada seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification under the Bylaws it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in NRS 78.7502 or 78.751, as applicable. Further, in any suit brought by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the Registrant shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in NRS 78.751. Neither the failure of the Registrant (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met any applicable standard of conduct, nor an actual determination by the Registrant (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met any such applicable standard of conduct, shall create a presumption that the indemnitee has not met such applicable standard(s) of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses, or brought by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, shall be on the Registrant.

The rights to indemnification and to the advancement of expenses conferred in the Bylaws is not exclusive of any other right that any person may have or acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of the Charter, Bylaws, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant has entered into customary indemnification agreements its directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with future directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Eagle Nuclear Energy Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

4.2	Amended and Restated By-Laws of Eagle Nuclear Energy Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

4.3	Amended and Restated Certificate of Designation of Series A Cumulative Convertible Preferred Stock of Eagle Nuclear Energy Corp. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP as to the legality of the securities being registered that constitute original issue shares.

23.1*	Consent of Adeptus Partners, LLC (with respect to Eagle Energy Metals Corp).

23.2*	Consent of Adeptus Partners, LLC (with respect to Oregon Energy LLC).

23.3*	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1+	Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

99.2+	Form of Option Award Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

99.3+	Form of RSU Award Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

107*	Filing Fee Table

*	Filed herewith.
+	Indicates management contract or compensatory plan, contract or arrangement.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on May 1, 2026.

EAGLE NUCLEAR ENERGY CORP.

By:	/s/ Manavdeep Mukhija
Name: Manavdeep Mukhija
Title: Chief Executive Officer and Chairman

POWER OF ATTORNEY

We, the undersigned officers and directors of Eagle Nuclear Energy Corp., hereby, severally constitute and appoint each of Manavdeep Mukhija and Ajaypreet Toor as our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as she/he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or her/his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Manavdeep Mukhija	Chief Executive Officer and Chairman	May 1, 2026
Manavdeep Mukhija	(Principal Executive Officer)

/s/ Ajaypreet Toor	Chief Financial Officer	May 1, 2026
Ajaypreet Toor	(Principal Financial and Accounting Officer)

Director
Michael Kobler

/s/ Robert Kaplan	Director	May 1, 2026
Robert Kaplan

/s/ Brian Goldmeier	Director	May 1, 2026
Brian Goldmeier

/s/ Jeffrey Lipton	Director	May 1, 2026
Jeffrey Lipton

/s/ Kuljit Basi	Director	May 1, 2026
Kuljit Basi